Exhibit 10.b

POLARIS INDUSTRIES INC.
SUPPLEMENTAL RETIREMENT/SAVINGS PLAN

Amendment to the Supplemental Retirement/Savings Plan
Pursuant to the document entitled “Polaris Industries Inc. Supplemental Retirement/Savings Plan” (the “Plan”), and the authorization and direction of the Polaris Industries Inc. Compensation Committee at its January 31, 2018 meeting, the Plan is hereby amended as follows:

1.	Section 1.18 of the Plan (titled “Eligible Executive”) is amended to read as follows:
1.18        Eligible Executive. “Eligible Executive” means an employee of a Participating Company who is appointed by the Board of Directors as an executive officer and whose annual Compensation is in excess of the limitation in effect under Section 401(a)(17) of the Code, but only if the employee is also considered to be a part of a select group of management or highly compensated employees.

2.	Section 3.01 of the Plan (titled “Filing Requirements”) is amended by amending subsection (c)(iii) thereof to read as follows:
(iii)    Other Non-Performance-Based Pay. For Compensation that does not meet the requirements of Section 3.06(a), the Deferral Agreement must be filed no later the last day of the year prior to the first year in which the Participant provides the services with respect to which such Compensation is paid, except as otherwise permitted pursuant to Section 3.06(b).

3.	Section 3.06 of the Plan (titled “Timing of Deferral Elections”) is amended by amending subsection (b) thereof to read as follows:
(b)    Non-Performance-Based Compensation. If the Compensation does not meet the requirements for “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e), the Deferral Agreement must be filed no later than the last day of the year prior to the first year of the Incentive Compensation Award Period (as defined in the Bonus Plan) or the Performance Period (as defined in the Omnibus Plan) with respect to which such Compensation is paid; provided, however, that a Deferral Agreement with respect to Restricted Stock Units with vesting requirements extending more than 12 months after the date of the grant may be filed within 30 days after the date of the grant of the Restricted Stock Units, provided that the Deferral Agreement is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, in accordance with Treasury Regulation Section 1.409A-2(a)(5).